Century Casinos Completes Purchase of Additional 33% Ownership in Casinos Poland

Colorado Springs, Colorado, April 9, 2013 – Century Casinos, Inc. (NASDAQ Capital Market® and Vienna Stock Exchange: CNTY) announced today that its subsidiary Century Casinos Europe GmbH signed the final share sale agreement with LOT Polish Airlines and closed on the transaction to purchase an additional 33.3% ownership interest in Casinos Poland Ltd (“CPL”). Century Casinos, Inc. now owns a 66.6% ownership interest in CPL

CPL is the owner and operator of eight casinos throughout Poland with a  total of 317 slot machines and 77 gaming tables. As of the nine months ended September 30, 2012, CPL had a 43% share of the Polish casino market and is currently participating in other pending license applications.

For the year ended December 31, 2012, CPL recorded net operating revenue of USD 44.0 million, EBITDA of USD 4.5 million and net income of USD 1.3 million (all based on average PLN to USD exchange rates for the same period).

"We are very pleased with the closing of this transaction, which represents another milestone in our company’s history by significantly increasing our scale and diversity. We expect this acquisition to be immediately accretive and are very excited about the growth potential it brings for our company,” said Erwin Haitzmann and Peter Hoetzinger, Co Chief Executive Officers of Century Casinos. “The “Casinos Poland” brand is exceptionally strong as demonstrated by a market share that consistently has been between 40% and 50% in recent years,” they continued.

As of today, Century Casinos, Inc. will begin consolidating CPL as a majority-owned subsidiary with a controlling financial interest. The Company will account for and report the 33.3% owned by CPL’s co-shareholder, state-owned Polish Airports, as a non-controlling financial interest. Consolidation of CPL will increase the Company’s overall net operating revenue and operating costs and expense; the Company previously reported its interest in CPL under the equity method.

The purchase price of the investment was approximately $6.8 million, financed with borrowings under the Company’s Bank of Montreal Credit Agreement.

About Century Casinos, Inc.:

Century Casinos, Inc. is an international casino entertainment company that owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada and the Century Casino in Calgary, Alberta, Canada. The Company also operates casinos aboard twelve luxury cruise vessels (Regatta, Nautica, Marina, Riviera, Mein Schiff 1, Mein Schiff 2, Wind Surf, Wind Star, Wind Spirit, Seven Seas Voyager, Seven Seas Mariner and Seven Seas Navigator). Through its Austrian subsidiary, Century Casinos Europe GmbH, the Company holds a 66.6% ownership interest in Casinos Poland Ltd, the owner and operator of nine casinos in Poland. The Company also manages the operations of the casino at the Radisson Aruba Resort, Casino & Spa in Aruba, Caribbean. Century Casinos, Inc. continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our website at www.centurycasinos.com. Century Casinos' common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

This release may contain “forward-looking statements” within the meaning of Section 27A of the Security Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding Casinos Poland Ltd.,  future results of operations, operating efficiencies, synergies and operational performance, and plans for our casinos and our Company. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2012. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.